EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185610 and 333-229949 on Form S-8 of our reports dated June 16, 2023, relating to the financial statements and supplemental schedules of New Century Energies, Inc. Employees’ Savings and Stock Ownership Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees and New Century Energies, Inc. Employee Investment Plan for Bargaining Unit Employees and Former Non-Bargaining Unit Employees (the “Plans”), appearing in this Annual Report on Form 11-K/A of the Plans for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
July 24, 2023